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                                                                 Exhibit 10.13.4

                     FIFTH MODIFICATION OF LEASE AGREEMENT

     This Fifth Modification of Lease Agreement ("Agreement"), made this 9 day of October, 2003, by and between METROPLEX ASSOCIATES, a New Jersey partnership, having an address c/o of Atlantic Realty Development Corporation, 90 Woodbridge Center Drive, Woodbridge, New Jersey 07095 (the "Landlord"), and HANOVER CAPITAL PARTNERS, LTD. (formerly, Hanover Capital Mortgage Corporation), a New York corporation, having an address at Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817 (the "Tenant").

                                  WITNESSETH:

     WHEREAS, by lease dated March 9, 1994 (the "Original Lease"), Landlord leased to Tenant and Tenant hired from Landlord certain premises (the "Original Space") having a gross rentable area of approximately 5,834 square feet constituting a portion of the third floor of the building (the "Building") known as Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817; and

     WHEREAS, by document entitled "First Modification and Extension of Lease Agreement", dated February 28, 1997 (the "First Modification"), the term of the Lease was extended until 6:00 p.m. on June 30, 2002; and

     WHEREAS, by document entitled "Second Modification and Extension of Lease Agreement", dated April 22, 2002 (the "Second Modification"), the term of the Lease was extended until 6:00 p.m. on April 30, 2005; and

     WHEREAS, by document entitled "Third Modification of Lease Agreement", dated May 8, 2002 (the "Third Modification"), Landlord leased to Tenant certain additional space having a gross rentable area of approximately 777 square feet located on the third floor of the Building (the "Second Space"); and

     WHEREAS, by document entitled "Fourth Modification of Lease Agreement", dated November, 2002 (the "Fourth Modification"), Tenant surrendered to Landlord the Second Space and Landlord leased to Tenant certain additional space having a gross rentable area of approximately 3,890 square feet located on the second floor of the Building (the "Third Space"); and

     WHEREAS, by a letter agreement (the "Letter Agreement"), dated July 31, 2003 (the "Letter Agreement"), Landlord leased to Tenant certain additional space having a gross rentable area of approximately 777 square feet located on the third floor of the Building (the "Fourth Space"); and

     WHEREAS, the Original Space, the Third Space and the Fourth Space are herein collectively referred to as the "Premises"; and

     WHEREAS, the Original Lease, the First Modification, the Second Modification, the Third Modification, the Fourth Modification and the Letter Agreement are herein collectively referred to as the "Lease"; and

     WHEREAS, Landlord and Tenant desire to further modify the Lease as hereinafter provided;

     NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. Premises. Upon the Replacement Space Commencement Date (as said term is hereinafter defined), the definition and description of the Premises in the Lease shall be modified and amended (i) to delete the Original Space, the Third Space and the Fourth Space (collectively, the "Surrendered Space"), and (ii) to include certain premises having a gross rentable area of approximately 12,267 square feet constituting a portion of the first floor of the Building (the "Replacement Space"), which Replacement Space is more particularly described on Exhibit A annexed

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hereto. As a result of the foregoing, the definition and description of the
Premises in the Lease, shall, as of the Replacement Space Commencement Date, refer to the Replacement Space described herein.

     2. Term. (a) The term for the Replacement Space shall commence on the date (the "Replacement Space Commencement Date") Landlord delivers possession of the Replacement Space to Tenant with the Replacement Space Work (as said term is hereinafter defined), exclusive of so-called "punchlist" items, substantially completed. The Replacement Space Work shall be deemed substantially completed at such time as the only items of Replacement Space Work to be completed are those which will not substantially interfere with Tenant's use and occupancy of the Replacement Space. Notwithstanding the foregoing, should Landlord be delayed in delivering possession of the Replacement Space to Tenant, or in substantially completing the Replacement Space Work, by reason of Tenant's delay, lack of cooperation, request for changes in the Replacement Space Work, or the performance of work by anyone employed or engaged by Tenant, or by reason of any other act or omission of Tenant, the Replacement Space Commencement Date shall be the date which is the earlier of (i) the date when Landlord delivers possession of the Replacement Space to Tenant with the Replacement Space Work, exclusive of so-called "punchlist" items, substantially completed as hereinabove provided, or (ii) the date when Landlord would have delivered possession of the Replacement Space to Tenant with the Replacement Space Work, exclusive of so-called "punchlist" items, substantially completed but for the occurrence of any Tenant delay referred to above. The term for the Replacement Space shall expire (the "Replacement Space Termination Date") at 6:00 p.m. five Lease Years (as such term is hereinafter defined) from the Replacement Space Commencement Date. The first Lease Year shall be the period commencing on the Replacement Space Commencement Date and ending twelve (12) calendar months thereafter, provided, however, that if the Replacement Space Commencement Date is not the first day of a calendar month, the first Lease Year shall commence on the Replacement Space Commencement Date and end twelve (12) calendar months from the last day of the month in which the Commencement Date occurs. Each succeeding twelve (12) calendar month period thereafter shall be a Lease Year.

          (b) On the Replacement Space Commencement Date, the Lease shall be terminated with respect to the Surrendered Space. All Fixed Rent, additional rent and other charges required to be paid by Tenant with respect to the Surrendered Space shall be paid and all of Tenant's other obligations under the Lease with respect to the Surrendered Space shall be performed, up to and including the Replacement Space Commencement Date. Tenant shall, on or before the Replacement Space Commencement Date, surrender the Surrendered Space to Landlord in the condition in which the Premises are required to be surrendered by Tenant in accordance with the provisions of the Lease. Failure of Tenant to comply with its obligations pursuant to this Section 2(b) shall constitute a default by Tenant under the Lease. In addition, in the event Tenant fails to surrender the Surrendered Space to Landlord as aforesaid on or before the Replacement Space Commencement Date, in addition to any damages to which Landlord may be entitled or other remedies Landlord may have by law, Tenant shall pay to Landlord a rental for the period it remains in possession of the Surrendered Space after the Replacement Space Commencement Date, at the rate of
(i) twice the Fixed Rent then being paid by Tenant allocable to the Surrendered Space, plus (ii) all items of additional rent and other charges then being paid by Tenant allocable to the Surrendered Space. Nothing herein contained shall be deemed to give Tenant any right to remain in possession of the Surrendered Space after the Replacement Space Commencement Date. Landlord shall not be required to deliver possession of the Replacement Space to Tenant unless and until Tenant has complied with its obligations pursuant to this Section 2(b); however, in no event will the Replacement Space Commencement Date be delayed as a result thereof.

     3. Fixed Rent. (a) Commencing on the Replacement Space Commencement Date and continuing through the Replacement Space Termination Date, Tenant shall pay to Landlord Fixed Rent for the Replacement Space in an amount equal to: (i) for Lease Months (defined as 1/12th of a Lease Year) 1-30, the product of the gross rentable area of the Replacement Space multiplied by $16.75 per square foot (i.e. 12,267 square feet x $16.75 = $205,472.25 per annum/$17,122.69 per month)
and (ii) for Lease Months 31-60, the product of the gross rentable area of the Replacement Space multiplied by $17.25 per square foot (i.e. 12,267 square feet x $17.25 = $211,605.75 per annum/$17,633.81 per month).


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     (b) Fixed Rent shall be payable in equal monthly installments, as aforesaid, in advance on the first day of each and every calendar month of the term of the Lease in lawful money of the United States of America in the office of Landlord or at such other place as may hereafter be designated by Landlord. Fixed Rent shall be paid to Landlord without notice or demand and without deduction, setoff or other charge therefrom or against the same.

     4. Proportionate Share. The Lease is amended to provide that effective as of the Replacement Space commencement Date, provided that Tenant has vacated the Surrendered Space in accordance with the terms hereof, Tenant's Proportionate Share, as defined in Article 3 of the Original Lease, shall be 9.8% for the Replacement Space.

     5. Insurance. The Lease is supplemented to provide that Tenant shall, at its cost and expense, procure all policies of insurance for the purpose of insuring the Replacement Space in accordance with the terms set forth in
Article 4 of the Original Lease. Policies of such insurance, or certificates thereof, together with reasonable evidence of premium payment therefor, shall be delivered to Landlord upon execution of this Agreement.

     6. Additional Rent. All provisions for the payment of additional rent set forth in the Lease, including, without limitation, all provisions pertaining to the payment of "Operating Costs" and "taxes" (as said terms are defined in Article 18 of the Lease) shall continue to apply without modification, except that the "Base Year" as defined therein shall, for the purposes of the Replacement Space, be the calendar year 2004.

     7. Electric Charges. The Lease is supplemented to provide that from and after the Replacement Space Commencement Date, Tenant shall pay, as additional rent, all charges for electricity, light, heat or other utility used by Tenant at the Replacement Space. If electric energy consumed in the Replacement Space is not separately metered, either by the utility company or by Landlord, and billed to Tenant, Tenant shall pay Landlord for such electric energy the sum of $15,333.75 per annum (ie, $1.25 per square foot of gross rentable area of the Replacement Space) in equal monthly installments of $1,277.81 each on the first day of each month during the term of the Lease commencing on the Replacement Space Commencement Date. Such sum of $15,333.75 shall be subject to increase in accordance with increases in electric charges payable by Landlord. In addition, either Landlord or Tenant may, at any time, at its sole cost and expense, engage an electrical consultant, approved by Landlord, to make a survey of the electric energy demand in the Replacement Space and to determine the average monthly electric consumption in the Replacement Space. The findings of said consultant as to the average monthly electric consumption of Tenant shall be deemed conclusive and binding upon the parties. From and after said consultant has submitted its report, Tenant shall pay to Landlord, as additional rent, on the first day of each month during the balance of the term of the Lease (or until another such survey is performed or a separate electric meter is installed for the Replacement Space), in advance, the amount set forth in the survey as the monthly electric consumption.

     8. Brokerage Commission. Tenant warrants and represents that it has not dealt or negotiated with any real estate broker or salesman in connection with this Agreement other than Newmark Real Estate of New Jersey, L.L.C. (the "Broker") or representatives thereof. Tenant shall and hereby does indemnify and hold Landlord harmless from and against any real estate commissions, fees, charges or the like, or claims therefor, including any and all costs incurred in connection therewith, arising out of the within transaction payable to any party other than the Broker except to the extent any such claim or commission is based solely upon Landlord's acts. Landlord shall pay any commission due to the Broker pursuant to a separate agreement, less any prepaid commission for the unexpired term of the Surrendered Space.

     9. Condition of Premises/Replacement Space Work. (a) Landlord shall prepare the Replacement Space for Tenant's occupancy in accordance with the plans and specifications (the "Approved Plans") to be attached hereto at a later date. All such work to be performed by Landlord is herein referred to as the "Work". The Work shall not include the installation of Tenant's furniture, including Tenant's systems furniture, fixtures, equipment and telephone and data cabling, all of which shall be installed at Tenant's sole cost and expense. The cost to perform the Work shall be paid by



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Landlord to the extent that Building standard materials are used in connection therewith. All non-Building standard materials requested by Tenant (collectively, "Tenant Extras") shall be paid for by Tenant. Tenant agrees to pay for Tenant Extras based on Landlord's cost therefore, together with ten (10%) percent thereof for profit ("Landlord's Charges"). Tenant shall pay Landlord's Charges for Tenant Extras as additional rent within ten (10) days after Landlord's request therefore. Without limiting the foregoing, any changes in the Work desired by Tenant shall be submitted in writing (with plans and specifications where applicable) and shall be subject to Landlord's approval.

          10. Right of First Notification. Tenant's Right of First Notification, set forth in the First Modification and the Second Modification, shall no longer be applicable.

          11. No Default. Tenant represents, warrants and covenants that Landlord is not currently in default under any of its obligations under the Lease and Tenant is not in default under any of its obligations under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant under the Lease.

          12. Defined Terms. The terms used in this Agreement and not defined herein shall have the respective meanings indicated in the Lease, unless the context requires otherwise.

          13. No Other Changes. The intent of this Agreement is only to modify and amend those provisions of the Lease as herein specified. Except as herein specifically modified, changed and amended, all of the terms and conditions of the Lease shall remain in full force and effect.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Fifth Modification of Lease Agreement as of the day and year first above written.


WITNESS:                        METROPLEX ASSOCIATES
                                (Landlord)

[Illegible Signature]               /s/ Murray Halpern
---------------------           By: ---------------------------
                                      Murray Halpern, Partner

ATTEST:                         HANOVER CAPITAL PARTNERS, LTD.
                                (formerly, Hanover Capital Mortgage Corporation) (Tenant)


[Illegible Signature]               /s/ Joyce Mizerak
---------------------           By: ---------------------------
                                     Joyce Mizerak, President






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